Exhibit (23.2)

Consent of Independent Registered Public Accounting Firm

The Board of Directors and Stockholders

Hudson Highland Group, Inc.:

We consent to the incorporation herein by reference to the use of our report dated March 3, 2009, except for Note 3 which is as of December 9, 2009, with respect to the consolidated balance sheet of Hudson Highland Group, Inc. as of December 31, 2008, and the related consolidated statements of operations, changes in stockholders’ equity, and cash flows for the year then ended, and the related financial statement schedule, which report appears in Hudson Highland Group, Inc.’s Current Report on Form 8-K filed with the Securities and Exchange Commission on December 9, 2009 and our report dated March 3, 2009 with respect to the effectiveness of internal control over financial reporting as of December 31, 2008, which report appears in the December 31, 2008 annual report on Form 10-K of Hudson Highland Group, Inc. We also consent to the reference to our firm under the heading “Experts” in the prospectus.

/s/ KPMG LLP

New York, New York

December 9, 2009